As filed with the Securities and Exchange Commission on December 6, 2002

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCEPCS

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2493381 (I.R.S. Employer Identification No.)

750 West John Carpenter
Freeway, Suite 1600
Irving, Texas 75039
(Address of Principal Executive Offices)

ADVANCEPCS
DEFERRED COMPENSATION PLAN
(Full title of the plan)

David D. Halbert
Chairman of the Board and Chief Executive Officer
750 West John Carpenter Freeway, Suite 1200
Irving, Texas 75039
(469) 524-4700

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share (2)	price (2)	registration fee

Deferred Compensation Obligations (1)	$8,093,800	100%	$8,093,800	$744.63

(1)	The Deferred Compensation Obligations are unsecured obligations of AdvancePCS to pay deferred compensation in the future to certain of its employees in accordance with the terms of the AdvancePCS Deferred Compensation Plan.

(2)	Estimated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 0-21447);

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed pursuant to Section 13(a) or 15(d) of the Exchange Act (File No. 0-21447);

(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed pursuant to Section 13(a) or 15(d) of the Exchange Act (File No. 0-21447);

(4)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2002; and

(5)	The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A, as filed with the Commission on December 14, 2000, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

Arthur Andersen LLP (“Arthur Andersen”), which audited our financial statements for the years ended March 31, 2000 and March 31, 2001, no longer serves as AdvancePCS’s independent public accountant. Arthur Andersen consented to the inclusion of their report in the annual reports and registration statements we filed prior to January 31, 2002 but not after such date. Some changes to the financial statements covered by Arthur Andersen LLP’s report for 2000 and 2001 were made after January 31, 2002, but we do not believe these changes materially affect the financial results covered by Arthur Andersen’s report. A complete discussion of these changes is located in Notes 2 and 15 to the financial statements included in the Form 10-K for the year ended March 31, 2002, which is incorporated by reference in this Registration Statement.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen, as required under Section 7 of the Securities Act of 1933, to the inclusion of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437(a). As a result, holders of our securities, whether acquired under employee benefit plans, on the open market, or otherwise, may have no effective remedy against Arthur Andersen if there is a material misstatement or omission in the financial statements incorporated by reference in this prospectus. In particular, because of this lack of consent, holders of our securities will not be entitled to recovery against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

Item 4. Description of Securities.

     The following description of our “obligations” under the AdvancePCS Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”) does not purport to be a complete description of the terms and conditions of the Deferred Compensation Plan and is qualified in its entirety by reference to the plan document, a copy of which is attached as an exhibit to this registration statement. The Deferred Compensation Plan supercedes in its entirety the PCS Health Systems, Inc. Deferred Compensation Plan (the “Predecessor Plan”). The Deferred Compensation Plan is intended to provide a select group of management and highly compensated employees and non-employee directors (each such individual, a “Participant”) with an opportunity to defer a portion of their pre-tax compensation and accumulate tax-deferred earnings (or losses) thereon. Each Participant and each of their beneficiaries, heirs, successors and assigns is an unsecured general creditor of AdvancePCS (the “Company”) with respect to his or her own Deferred Compensation Plan benefits. For purposes of the payment of benefits under the Deferred Compensation Plan, any and all of the Company’s assets shall be, and remain, general, unpledged and unrestricted assets. The Company’s obligations to pay deferred compensation under the Deferred Compensation Plan, which we refer to as the “obligations,” shall be that of an unfunded and unsecured promise to pay the money or property in the future. The Deferred Compensation Plan is unfunded for tax purposes and for purposes of Title I of ERISA and the Deferred Compensation Plan is maintained solely for the purpose of providing retirement benefits for Participants in excess of certain statutory limitations.

     Subject to the terms and conditions set forth in the Deferred Compensation Plan and conditions that the plan administrator may determine, each Participant may elect to defer all or a portion (subject to applicable minimums) of his or her base annual salary, annual bonus, commissions, performance awards, directors’ fees, or stock option gains, as applicable. The amount of compensation to be deferred by each Participant is based on elections made by the Participant in accordance with the terms of the Deferred Compensation Plan. Deferred stock option gains will be credited or debited to each Participant’s account in the form of additional shares of the Company’s common stock, .001 par value, or certain other equity securities of the Company (“Stock”) and shall be computed as follows: (i) the total fair market value of the shares of Stock held or acquired as a result of the exercise of an Eligible Stock Option (as such term is defined in the Deferred Compensation Plan) using a stock-for-stock payment method, minus (ii) the total exercise price for such shares of Stock. For each year of the Deferred Compensation Plan, the Company may, in its sole discretion, credit a Participant’s company discretionary contribution account established under the Deferred Compensation Plan. For each year of the Deferred Compensation Plan, the Company may also be required to credit amounts to a Participant’s company discretionary contribution account in accordance with such Participant’s employment or other agreements entered into between the Participant and the Company. Additionally, for each year of the Deferred Compensation Plan and pursuant to the terms of the Deferred Compensation Plan, the Company shall credit to each Participant an amount equal to the Annual Company Restoration Matching Amount (as defined below). A Participant’s Annual Company Restoration Matching Amount for any year of the Deferred Compensation Plan shall be equal to (i) the “match” provided in the AdvancePCS Employee Savings Plan, as amended (the “401(k) Plan”) that the Company would have credited to the Participant on the amount of base salary deferred into the Deferred Compensation Plan for such year had such base salary deferral been contributed to the 401(k) Plan, to the extent allowable under the limitations applicable to the 401(k) Plan, reduced by (ii) the amount of the “match” the Company makes to the Participant during such year under the 401(k) Plan.

     Except with respect to deferred stock option gains and the portion of a Participant’s account balance which is attributable to the rollover amount under the Predecessor Plan, each Participant must select from a range of notional investment alternatives chosen by the plan administrator for the purpose of crediting or debiting additional amounts to the Participant’s account balance (“measurement alternatives”). The amount of the obligations payable to each Participant will increase or decrease based on the investment returns of the chosen measurement alternatives. A Participant’s election of a measurement alternative, the allocation of a Participant’s account balance to such measurement alternative and the crediting and debiting of amounts to a Participant’s account under the Deferred Compensation Plan are not to be construed as an actual investment of his or her account in any such measurement alternative or as any investment made on his or her behalf by the Company. The Company may establish a trust to which we may, in our discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Deferred Compensation Plan. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. All deferrals by Participants become general, unpledged and unrestricted assets of the Company, and thus, Participants will not have an ownership interest in any of the assets of the Company of the Deferred Compensation Plan or in the measurement alternatives they choose, and the Participants’ deferrals will be subject to the claims of our general creditors in the event of our bankruptcy or insolvency.

     The obligations will become due in the event of a Participant’s retirement, death, other termination of employment or disability or on such other date as a Participant elects, and in the form elected by the Participant in accordance with the terms of the Deferred Compensation Plan. Participants may also take early distributions from the Deferred Compensation Plan with a penalty or petition for early distributions without a penalty in the event of hardship. All distributions from a Participant’s deferred stock option gains will be in the form of Stock, without any interest, depreciation or appreciation therein. All other distributions shall be in cash in lump sum or, in certain circumstances as permitted by the Deferred Compensation Plan, in installments. Benefit payments under the Deferred Compensation Plan, when received, are considered ordinary income, subject to income taxes and withholding.

     Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the Deferred Compensation Plan benefits, and all obligations are unassignable and non-transferable. No part of the Deferred Compensation Plan benefits shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise other than to our creditors in the event of our bankruptcy or insolvency. Each Participant may designate one or more beneficiaries to receive benefits upon such Participant’s death.

     The total amount of obligations under the Deferred Compensation Plan being registered pursuant to this Registration Statement is $8,093,800.

     We may terminate or completely or partially amend the Deferred Compensation Plan. No such termination shall adversely affect any Participant or his or her beneficiary who has become entitled to the payments of any benefits under the Deferred Compensation Plan as of the date of termination, and no such amendment shall decrease or restrict the value of a Participant’s account under the Deferred Compensation Plan in existence at the time the amendment is made.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     AdvancePCS, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, or DGCL, subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the DGCL provides in part that a corporation shall have the power to indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such Person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such Persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such Person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such Person shall not have been adjudged liable to the corporation. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Section 145 further provides that any indemnification, unless ordered by a court, shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such Person is proper because he has met the applicable standard of conduct. Pursuant to Section 145, such determination shall be made, with respect to a Person who is a director or officer at the time of such determination, by: (i) the stockholders; (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding even if less than a quorum; (iii) a committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum; or (iv) an independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct.

     Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a Person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Article IX of the Second Amended and Restated Certificate of Incorporation of AdvancePCS, or certificate, eliminates the personal liability of AdvancePCS’s directors to the fullest extent permitted by the DGCL, as amended. Section 102(b)(7) of the DGCL permits a company’s certificate of incorporation to eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     Article X of the certificate provides that AdvancePCS shall indemnify any and all Persons whom it has the power to indemnify to the fullest extent permitted under applicable law, and such indemnity shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

     The right to indemnification under Article X of the certificate is a contract right which includes, with respect to directors and officers, the right to be paid by AdvancePCS the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to AdvancePCS of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article X or otherwise.

     Article VIII of the Second Amended and Restated Bylaws of AdvancePCS, or bylaws, provides that AdvancePCS shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of AdvancePCS) by reason of the fact that he is or was a director, officer, employee or agent of Advance PCS, or is or was serving at the request of AdvancePCS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of AdvancePCS, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, to the fullest extent permitted by the bylaws, subject to the DGCL.

     Article VIII of the bylaws further provides AdvancePCS with authority to purchase and maintain insurance with respect to indemnification on behalf of any Person who is or was a director, officer, employee or agent of AdvancePCS or is or was serving at the request of AdvancePCS as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. AdvancePCS maintains directors’ and officers’ liability insurance.

     In addition, Section 11.05 of the AdvancePCS Employee Stock Purchase Plan (the “Stock Purchase Plan”) provides indemnification by AdvancePCS against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Stock Purchase Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding relating to the Stock Purchase Plan to any Board member or Committee member for acts or failures to act under the Stock Purchase Plan except to the extent that any such loss, cost, liability or expense arises from the gross negligence or willful misconduct of such person.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	AdvancePCS Deferred Compensation Plan

5.1	Opinion of AdvancePCS Counsel

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of AdvancePCS Counsel (included as part of Exhibit 5.1)

23.2	AdvancePCS was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its audit report dated May 29, 2001 (except with respect to the matter discussed in Note 15*, as to which the date is June 18, 2001). See Item 3.

24.1	Power of Attorney (set forth on the signature pages of this Registration Statement)

*	This reference refers to Note 15 of the Registrant’s Annual Report on Form 10-K for fiscal year ended March 31, 2001 which is incorporated by reference in this Registration Statement.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on December 3, 2002.

ADVANCEPCS (Registrant)

By:	/s/ David D. Halbert David D. Halbert, Chairman of the Board and Chief Executive Officer

     Each person whose signature appears in this Registration Statement in any capacity hereby constitutes and appoints David D. Halbert his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with the Securities and Exchange Commission, with all exhibits thereto, and other documents in connection therewith, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or desirable.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 3, 2002.

Name	Title

/s/ David D. Halbert David D. Halbert	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Jon S. Halbert	Vice Chairman and Director

Jon S. Halbert

/s/ David A. George	President and Director

David A. George

/s/ Yon Y. Jorden Yon Y. Jorden	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)

/s/ Ramsey A. Frank	Director

Ramsey A. Frank

/s/ Stephen L. Green	Director

Stephen L. Green

/s/ Paul S. Levy	Director

Paul S. Levy

/s/ Jean-Pierre Millon	Director

Jean-Pierre Millon

/s/ Michael D. Ware	Director

Michael D. Ware

/s/ George Poste	Director

George Poste

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	AdvancePCS Deferred Compensation Plan

5.1	Opinion of AdvancePCS Counsel

23.1	Consent of PricewaterhouseCoopers LLP

23.3	Consent of AdvancePCS Counsel (included as part of Exhibit 5.1)

23.4	AdvancePCS was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its audit report dated May 29, 2001 (except with respect to the matter discussed in Note 15*, as to which the date is June 18, 2001). See Item 3.

24.1	Power of Attorney (set forth on the signature pages of this Registration Statement)

*	This reference refers to Note 15 of the Registrant’s Annual Report on Form 10-K for fiscal year ended March 31, 2001 which is incorporated by reference in this Registration Statement.